Exhibit 10.1

STOCK EXCHANGE AND REORGANIZATION AGREEMENT

This Stock Exchange and Reorganization Agreement (this “Agreement”) is made and entered into as of February 21, 2023 by and among Parsec Capital Acquisition Corp., a Delaware corporation (“Parsec” or the “Purchaser”), Enteractive Media, Inc. doing business as Game Changerz,.. a corporation incorporated under the laws of Canada (“GC”) and the principal stockholders of GC set forth on Schedule “A” hereto (the “Principal GC Stockholders”). Each of the Purchaser, GC and the Principal GC Stockholders are referred to herein individually as the “Party” and collectively as the “Parties.”

RECITALS

A. WHEREAS, the Principal GC Stockholders own, in the aggregate, 56.7% of the issued and outstanding share of common stock of GC (the “GC Majority Shares”); and

B. WHEREAS, subject to the terms and conditions set forth herein, the Principal GC Stockholders wish to sell to Purchaser and Purchaser desires to purchase from the Principal GC Stockholders, the GC Majority Shares for the purchase price per share set forth in this Agreement (the “Majority Shares Transaction”);

C. WHEREAS, the Company and the principals of GC had entered into an Agreement and Plan of Merger on October 13, 2022, as amended on November 1, 2022 (the “Original Agreement”) which original Agreement shall be superceded by this Agreement and the Original Agreement shall be deemed null and void; and

D. WHEREAS, Purchaser will also acquire the remaining 43.3% percent of GC (the “GC Minority Shares”) pursuant to separate Minority Stockholder Stock Purchase Agreements (the “GC Minority Shares Transaction”) (the combined purchase of the GC Majority Shares and GC Minority Shares shall be referred to herein collectively, as the “Transaction”).

NOW, THEREFORE, in consideration of the foregoing premises, and the covenants, representations and warranties set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and accepted the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITION

1.1 Definitions.

For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

“Action” means any action, suit, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition) or investigation pending or threatened before or by any court, arbitrator, governmental or administrative agency, regulatory authority (federal, state, county, local or foreign), stock market, stock exchange or trading facility.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Exchange Act.

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which commercial banks in New York, New York are required or authorized to be closed.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means any written or oral contract, lease, license, indenture, note, bond, agreement, arrangement, understanding, permit, concession, franchise or other instrument.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any similar federal statute, and the rules and regulations of the SEC thereunder, all as the same will then be in effect.

“GAAP” means, with respect to any Person, generally accepted accounting principles in the U.S. applied on a consistent basis with such Person’s past practices.

“Governmental Authority” means any domestic or foreign, federal or national, state or provincial, municipal or local government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, political subdivision, commission, court, tribunal, official, arbitrator or arbitral body

“Indebtedness” means without duplication, (a) all indebtedness or other obligation of the Person for borrowed money, whether current, short-term, or long-term, secured or unsecured, (b) all indebtedness of the Person for the deferred purchase price for purchases of property outside the Ordinary Course of Business, (c) all lease obligations of the Person under leases which are capital leases in accordance with GAAP, (d) any off-balance sheet financing of the Person including synthetic leases and project financing, (e) any payment obligations of the Person in respect of banker’s acceptances or letters of credit (other than stand-by letters of credit in support of ordinary course trade payables), (f) any liability of the Person with respect to interest rate swaps, collars, caps and similar hedging obligations, (g) any liability of the Person under deferred compensation plans, phantom stock plans, severance or bonus plans, or similar arrangements made payable as a result of the transactions contemplated herein, (h) any indebtedness referred to in clauses (a) through (g) above of any other Person which is either guaranteed by, or secured by a security interest upon any property owned by, the Person and (i) accrued and unpaid interest, of, and prepayment premiums, penalties or similar contractual charges arising as result of the discharge at Closing of, any such foregoing obligation.

2

“Intellectual Property” means all industrial and intellectual property, including, without limitation, all U.S and non-U.S. patents, patent applications, patent rights, trademarks, trademark applications, common law trademarks, Internet domain names, trade names, service marks, service mark applications, common law service marks, and the goodwill associated therewith, copyrights, in both published and unpublished works, whether registered or unregistered, copyright applications, franchises, licenses, know-how, trade secrets, technical data, designs, customer lists, confidential and proprietary information, processes and formulae, all computer software programs or applications, layouts, inventions, development tools and all documentation and media constituting, describing or relating to the above, including manuals, memoranda, and records, whether such intellectual property has been created, applied for or obtained anywhere throughout the world.

“Knowledge” shall mean, except as otherwise explicitly provided herein, actual knowledge after reasonable investigation. The Purchaser and GC shall be deemed to have “Knowledge” of a matter if any of their respective officers or directors, has Knowledge of such matter. Phrases such as “to the Knowledge of GC” or “to the Knowledge of Purchaser” shall be construed accordingly.

“Laws” means, with respect to any Person, any U.S. or non-U.S., federal, national, state, provincial, local, municipal, international, multinational or other Law (including common law), constitution, statute, code, ordinance, rule, regulation or treaty applicable to such Person.

“Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind, including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction and including any lien or charge arising by Law.

“Material Adverse Effect” means, with respect to any Person, a material adverse effect on the business, financial condition, operations, results of operations, assets or future prospects of such Person.

“Order” means any order, judgment, ruling, injunction, assessment, award, decree or writ of any Governmental Authority or regulatory body.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

3

“Party” and “Parties” have the respective meanings set forth in the preamble.

“Person” means all natural persons, corporations, business trusts, associations, companies, partnerships, limited liability companies, joint ventures and other entities, governments, agencies and political subdivisions.

“Private Placement” shall have the meaning set forth in Section 7.12

“Purchaser” has the meaning set forth in the preamble.

“Purchaser Common Stock” means the common stock, par value $0.0001 per share, of the Purchaser.

“Purchaser Disclosure Schedule” has the meaning set forth in Article V.

“Purchaser Most Recent Fiscal Year End” means March 31, 2022.

“Purchaser Organizational Documents” has the meaning set forth in Section 4.5.

“SEC” means the U.S. Securities and Exchange Commission, or any successor agency thereto.

“Securities Act” means the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same will be in effect at the time.

“Subsidiary” when used in reference to any Person shall mean any corporation, limited liability company or other form of legal entity of which outstanding securities having ordinary voting power to elect a majority of the Board of Directors of such corporation (or the equivalent thereof) are owned directly or indirectly by such Person.

“Tax Return” means all returns, declarations, reports, estimates, statements, forms and other documents filed with or supplied to or required to be provided to a Governmental Authority with respect to Taxes, including any schedule or attachment thereto and any amendment thereof.

“Tax” or “Taxes” means all taxes, assessments, duties, levies or other charge imposed by any Governmental Authority of any kind whatsoever together with any interest, penalties, fines or additions thereto and any liability for payment of taxes whether as a result of (i) being a member of an affiliated, consolidated, combined, unitary or similar group for any period, (ii) any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any Person, (iii) being liable for another Person’s taxes as a transferee or successor otherwise for any period, or (iv) operation of Law.

4

“Transaction Documents” means, collectively, this Agreement and all agreements, certificates, instruments and other documents to be executed and delivered in connection with the transactions contemplated by this Agreement.

“Treasury Regulations” means the income tax regulations, including temporary regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“U.S.” means the United States of America.

ARTICLE II - PURCHASE AND SALE OF THE GC Majority Shares

2.1 Purchase and Sale of Stock

Subject to the terms and conditions hereof, on the Closing Date (as defined below), each of the Principal GC Stockholders shall sell, convey, transfer, assign and deliver to Purchaser, and Purchaser shall purchase from the Principal GC Stockholders the number of the GC Shares set forth opposite their names on the Schedule 2.1 attached hereto.

2.2 The Closing

The closing of this Agreement (the “Closing”) shall occur on a date mutually agreeable by the parties following the satisfaction or, if permitted pursuant hereto, waiver of the conditions to Closing of each party set forth below (the “Closing Date”) at 10:00 a.m. local time at the offices of Cyruli Shanks & Zizmor, LLP, or such other time or location as the parties hereto shall agree. At the Closing, each of the parties hereto shall deliver all such documents, instruments, certificates and other items as may be required under this Agreement or the Operative Documents (as defined in Section 3.3 hereof) or otherwise. The Parties acknowledge and agree that they will use their respective commercially reasonable best efforts to cause the Closing to occur on or before February 28, 2023

2.3 Purchase Price

2.3.1 Consideration Shares. Subject to the terms and conditions of this Agreement, the total purchase price for all of the issued and outstanding GC Shares (including the shares to be purchased from the GC Minority Stockholders) (the “Purchase Price”) shall be 6,000,000 newly issued shares (the “Consideration Shares”) of Purchaser Class B Common Stock, of which 3,402,950 shall be paid to the Principal GC Stockholders in exchange for the GC Majority Shares, on a pro rata basis. In addition, as part of the Transaction, at the Closing, GC Minority Stockholders shall receive an aggregate of 2,597,050 of the Consideration Shares, pursuant to separate Minority Stockholder Stock Purchase Agreements.

2.3.2 No Fractional Securities. No certificates or scrip representing fractional Purchaser Common Stock shall be issued pursuant to this Article. In lieu of any such fractional securities, each Principal GC Stockholders who would otherwise have been entitled to a fraction of a share of Consideration Shares will be paid cash for an amount equal to such fraction.

5

2.4 Assistance in Consummation of the Purchase and Sale of the GC Majority Shares

The Principal GC Stockholders, GC and Purchaser shall provide all reasonable assistance to, and shall cooperate with, each other to bring about the consummation of the purchase and sale of the GC Majority Shares and the other transactions contemplated herein as soon as possible in accordance with the terms and conditions of this Agreement.

2.5 Tax Consequences

For U.S. federal income Tax purposes, the Transaction is intended to constitute a “reorganization” within the meaning of Section 368(a)(l)(B) of the Code. The Parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations.

2.6 Bonus Shares

The directors of the Purchaser shall receive an aggregate of 150,000 shares of Purchaser Class B Common Stock upon the Closing.

ARTICLE III - REPRESENTATIONS AND WARRANTIES

OF GC AND THE PRINCIPAL GC STOCKHOLDERS

As of the date of this Agreement and as of the Closing, subject to the exceptions and qualifications specifically set forth or disclosed in writing in the disclosure schedule delivered by GC and the Principal GC Stockholders (the “GC Disclosure Schedule”) and which is arranged according to the numbered and lettered paragraphs of this Article III, (a) GC represents and warrants to Purchaser and (b) the Principal GC Stockholders, to the best of each such Principal GC Stockholders’ knowledge, represent and warrant, severally and not jointly, to Purchaser, in this Article III, with such representations and warranties intended to apply to both GC and its Subsidiaries, as and when applicable, and in the case of each Principal GC Stockholder only as to itself and not the other Principal GC Stockholders, as follows:

3.1 Good Title

Each Principal GC Stockholder represents that it owns such number of GC Shares set forth opposite its name on Schedule 2.1 hereto, free and clear of any lien, encumbrance, adverse claim, restriction on sale or transfer (other than restrictions imposed by applicable securities laws), preemptive right or option.

6

3.2 Organization, Good Standing

GC and each of its subsidiaries is a corporation or limited liability company duly organized and validly existing under the laws of the jurisdiction in which it was formed. GC has all requisite power and authority to own its assets, those properties and conduct those businesses presently owned or conducted by it, and is duly qualified to do business as it is now being conducted and is in good standing in the jurisdiction where the property owned, leased or used by it or the conduct of its business makes such qualification necessary, except where the lack of such qualification would not have a Material Adverse Effect on GC.

3.3 Authorization

GC has full corporate power and authority and each Principal GC Stockholder has the full power, right and authority to enter into this Agreement and each of the other documents that it will deliver pursuant to the Transaction (collectively, the “Operative Documents”), and to carry out the transactions contemplated hereby and thereby. This Agreement has been, and each Operative Document to which GC or the Principal GC Stockholders is a Party will be, on the Closing Date, duly executed and delivered by each of GC and the Principal GC Stockholder, as applicable, and this Agreement is, and each Operative Document to which GC or the Principal GC Stockholder is a Party will be, on the Closing Date, a legal, valid and binding obligation of each of GC and the Principal GC Stockholder, as applicable, enforceable against each of them in accordance with their respective terms of this Agreement and each such Operative Document, subject, as to enforceability, to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws of general applicability affecting the rights of creditors and to general principles of equity.

3.4 Authorized Capitalization

On the date of this Agreement, there are 60,000,000 issued and outstanding shares of GC Shares (“GC Ordinary Shares”), of which 34,029,500 shares are held in the aggregate by the Principal GC Stockholders and 25,970,500 are held in the aggregate by GC Minority Stockholders. All issued and outstanding GC Shares are validly issued, fully paid and nonassessable. There are no outstanding or authorized subscriptions, options, warrants, calls, rights, commitments or other agreements of any character which obligate or may obligate GC, or any of its subsidiaries to issue any additional shares of any of its capital stock or any securities convertible into or evidencing the right to subscribe for any shares of any such capital stock. Except as set forth in Section 3.4 of the GC Disclosure Schedule, (a) there are no voting trusts or other agreements or understandings with respect to the capital stock of GC to which GC is a Party or by which GC is bound and (b) there are no such agreements or understandings to which any of the Stockholders are a Party or by which any of the Principal GC Stockholders are bound. Except as set forth in Section 3.4 of the GC Disclosure Schedule, none of the Principal GC Stockholders are indebted to GC and GC is not indebted to any of the Principal GC Stockholders.

7

3.5 Subsidiaries and Affiliates

Except as set forth in Schedule 3.5 of the GC Disclosure Schedule, GC does not own, directly or indirectly, any ownership, equity, profits or voting interest in, or otherwise control, any corporation, partnership, joint venture or other entity, and has no agreement or commitment to purchase any such interest.

3.6 No Approvals or Notices Required; No Conflicts With Instruments

The execution, delivery and performance of this Agreement and the Operative Documents by GC and each Principal GC Stockholder and the consummation of the transactions contemplated hereby and thereby will not in any way which would result in a Material Adverse Effect, (a) constitute a violation (with or without the giving of notice or lapse of time, or both) of any provision of law or any judgment, decree, order, regulation or rule of any court or other governmental authority applicable to GC or the Principal GC Stockholders, (b) require any consent, approval or authorization of, or declaration, filing or registration with, any Person (the consent of all such Persons to be duly obtained by GC and the Principal GC Stockholders at or prior to the Closing), (c) result in a default (with or without the giving of notice or lapse of time, or both) under, acceleration or termination of, or the creation in any Party of the right to accelerate, terminate, modify or cancel, any agreement, lease, note or other restriction, encumbrance, obligation or liability to which GC or the Principal GC Stockholder is a Party or by which either of them is bound or to which any of their assets are subject, (d) result in the creation of any lien or encumbrance upon the assets of GC or upon the GC Shares, (e) conflict with or result in a breach of or constitute a default under any provision of the Articles and Memorandum of Association of GC (the “GC Organizational Documents”), or (f) invalidate or adversely affect any permit, license, authorization or status used in the conduct of the business of GC.

3.7 Financial Statements

GC has delivered to Purchaser a consolidated audited financial statements including a balance sheet, statement of operations and retained earnings of GC and its Subsidiaries, and statements of cash flows and equity of the GC and its Subsidiaries, together with the related notes thereto for the 12-month periods ending March 31, 2021 and March 31, 2022 (collectively, the “Audited Financial Statements”). The Audited Financial Statements each are complete and correct in all material respects and fairly present the financial condition of GC as of the dates thereof and the results of their operations for the fiscal years and periods ended on such dates and each has been prepared on a basis consistent with prior accounting periods and in accordance with United States generally accepted accounting principles and the rules of the Public Company Accounting Oversight Board consistently applied. The Audited Financial Statements present fairly the financial position, results of operations and changes in financial position of GC as of the dates and for the periods indicated.

8

GC has no material liability or obligation of any nature (absolute, contingent or otherwise) which is not fully reflected or reserved against in the Audited Financial Statements other than liabilities or obligations (i) in the ordinary course of business and consistent with past practice and not in excess of $10,000 in the aggregate or $2,500 individually or (ii) specifically set forth in Schedule 3.7.

3.8 Absence or Certain Changes or Events

Except as set forth in the Audited Financial Statements or as specifically contemplated by this Agreement, since January 1, 2023, neither GC nor any of its officers or directors in their representative capacity on behalf of GC has:

(a) taken any action or entered into or agreed to enter into any transaction, agreement or commitment other than in the ordinary course of business;

(b) forgiven or canceled any indebtedness or waived any claims or rights of material value (including, without limitation, any indebtedness owing by the Stockholders or any officer, director or employee of GC);

(c) suffered any material adverse change in its working capital, assets, liabilities (absolute, accrued, contingent or otherwise), earnings or reserves or in its financial condition, business, business prospects or operations;

(d) borrowed or agreed to borrow any funds, assumed or become subject to, whether directly or by way of guarantee or otherwise, any obligation or liability (absolute or contingent), or incurred any liabilities or obligations (absolute, accrued, contingent or otherwise) which exceed in the aggregate $25,000 (counting obligations or liabilities arising from one transaction or a series of similar transactions, and all periodic installments or payments under any lease or other agreement providing for periodic installments or payments, as a single obligation or liability), except liabilities and obligations reflected in the balance sheet contained within the Audited Financial Statements for the 12-months ended March 31, 2022 (the “2022 Balance Sheet”) or incurred since the date of the 2022 Balance Sheet in the Ordinary Course of Business and consistent with past practice which do not exceed $10,000 in the aggregate, or increased, or experienced any change in any assumptions underlying or methods of calculating, any bad debt, contingency or other reserves;

(e) permitted or allowed any of its material property or assets (real, personal or mixed, tangible or intangible) to be subjected to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge, except for (i) assessments for current taxes not yet due and payable, (ii) landlord’s liens for rental payments and other lease-related performance incurred in the ordinary course of business and not yet due and payable, and (iii) mechanics’, materialmen’s, carriers’ and other similar liens securing indebtedness that was incurred in the ordinary course of business and is not yet due and payable;

9

(f) written off as uncollectible any material notes or accounts receivable;

(g) sold, transferred or otherwise disposed of any of its properties or assets (real, personal or mixed, tangible or intangible), except in the ordinary course of business and consistent with past practice;

(h) disposed of or permitted to lapse any rights to the use of any trademark, trade name, patent or copyright, or trade secrets of GC;

(i) made any capital expenditure or commitment to make a capital expenditure for additions to property, plant, equipment or intangible capital assets in excess of $10,000.00;

(j) made any change in any method of accounting or accounting practice;

(k) issued any capital stock or other securities or declared, paid or set aside for payment any dividend or other distribution in respect of its capital stock or redeemed, purchased or otherwise acquired, directly or indirectly, any shares of capital stock or other securities of GC or any Subsidiary or otherwise permitted the material withdrawal by any of the holders of capital stock of GC or any Subsidiary of any cash or other assets (real, personal or mixed, tangible or intangible), in compensation, indebtedness or otherwise, other than payments of compensation in the ordinary course of business and consistent with past practice;

(l) paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets (real, personal or mixed, tangible or intangible), with the exception of travel or other employment related advances, to, or entered GC any agreement or arrangement with, any of the holders of capital stock of GC, or any affiliate of such holder or any of its officers or directors, except for compensation paid to officers at rates not exceeding the rate of compensation as of January 1, 2023;

(m) entered into or agreed to enter into, or otherwise suffered to be outstanding, any power of attorney of GC or any obligations or liabilities (whether absolute, accrued, contingent or otherwise) of GC, as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any other Person;

(n) received notice of, or otherwise obtained knowledge of: (i) any claim, action, suit, arbitration, proceeding or investigation involving, pending against or threatened against GC before or by any court or governmental or non-governmental department, commission, board, bureau, agency or instrumentality, or any other Person; (ii) any valid basis for any material claim, action, suit, arbitration, proceeding, investigation or the application of any fine or penalty materially adverse to GC before or by any Person; or (iii) any outstanding or unsatisfied judgments, orders, decrees or stipulations to which GC is a Party which relate directly to the transactions contemplated herein or which would otherwise have a material adverse effect upon the business, business prospects, assets or financial condition of GC, or

(o) agreed, whether in writing or otherwise, to take any action described in this Section 3.8 not otherwise specifically disclosed pursuant to this Section 3.8.

10

3.9 Taxes

GC has (a) duly and timely filed, with Revenue Canada, the US Internal Revenue Service and other appropriate governmental agencies (domestic and foreign) all tax returns, information returns and reports for all Taxes (as defined below) required to have been filed with respect to GC and (b) paid in full or provided for all Taxes, interest and other governmental charges which are shown to be due on such returns or reports. “Taxes” shall mean all taxes, charges, fees, levies or other assessments, including, but not limited to, income, excise, gross receipts, property, sales, use, ad valorem, transfer, franchise, profit, license, withholding, payroll, employment, severance, stamp, occupation, windfall profit, social security and unemployment or other taxes imposed by the Canada, the United States or any agency or instrumentality thereof, any state, county, local or foreign government, or any agency or instrumentality thereof, and any interest or fines, and any and all penalties or additions relating to such taxes, charges, fees, levies or other assessments. Furthermore, (i) the reserves and provisions for Taxes reflected in the 2022 Balance Sheet are adequate; (ii) no unresolved claim for assessment or collection of Taxes has been asserted or threatened against GC and no audit or investigation by governmental authorities is under way with respect to Taxes, interest or other governmental charges; (iii) no state of facts exists or has existed which would constitute a reasonable basis for the assessment against GC of any additional tax liability with respect to any period for which tax returns have been filed; and (iv) GC has not filed or entered into any election, consent or extension agreement or any waiver that extends any applicable statute of limitations.

3.10 Intellectual Property

(a) Set forth in Section 3.10 of the GC Disclosure Schedule, is a true and complete list of all inventions, patents, trademarks, trade names, brand names, copyrights and domain names (collectively, the “Listed Intellectual Property”) of any kind now used in the business of GC except for mass-market third-Party software packages used by GC. Section 3.10 of the GC Disclosure Schedule contains a complete list of all licenses or agreements, to which GC with respect to any of the Listed Intellectual Property (the “Intellectual Property Licenses”). To the Knowledge of GC, neither GC’s operations nor any Listed Intellectual Property or Intellectual Property License infringes or provides any basis to believe that GC’s operations or any Listed Intellectual Property or Intellectual Property License would infringe upon any valid Intellectual Property of any other Person, nor is there, to the best of GC’s knowledge, any infringement by any other Person of any of the Listed Intellectual Property.

11

(b) Except as set forth in Section 3.10 of the GC Disclosure Schedule and except for any mass mark, off-the-shelf or downloaded software or similar types of Intellectual Property Licenses, GC is the sole and exclusive owner or licensee of:

(i) the Listed Intellectual Property and the technology, know-how and processes now used by GC, or used in connection with any product now being manufactured and sold by GC; and

(ii) all rights, title and interest in and to the computer software listed in the Listed Intellectual Property, with all modifications, enhancements and additions thereto, including, without limitation, all rights in and to all versions thereof and all source code, object code, manuals and other documentation and related materials thereof (collectively, the “Website Software”). Without limiting the generality of the above, the Website Software includes GC’s related programs, database structures, database contents, HTML, Perl, JavaScript and all other scripting and programming implementing each GC website, trade secrets, algorithms and processes relating to the Website Software or such programs, Website Software copyright in and to each and all works derivative therefrom, all current, enhanced and developmental versions of the source and object code and any variations thereof, all user and programmer documentation, all design specifications, all system documentation (including all flow charts, systems procedures and program component descriptions), all procedures for modification and preparation for the release of enhanced versions and all test data available (excluding all proprietary information of third parties) with respect to the Website Software.

(c) Each of the Intellectual Property Licenses is valid, binding and enforceable in accordance with its terms against the parties thereto (subject, as to enforceability, to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws of general applicability affecting the rights of creditors and to general principles of equity), GC has performed all obligations imposed upon it thereunder, GC is not in default thereunder, nor and to the Knowledge of GC, is there any event which with notice or lapse of time, or both, would constitute a default thereunder. GC has not received notice that any Party to any of the Intellectual Property Licenses intends to cancel, terminate or refuse to renew the same or to exercise or decline to exercise any option or other right thereunder. No director, officer, stockholders or employee of GC owns, directly or indirectly, in whole or in part, any of the Listed Intellectual Property. None of the officers of GC and none of GC’s employees, and none of its consultants, agents, representatives or advisers has entered into any agreement regarding know-how, trade secrets, assignment of rights in inventions, or prohibition or restriction of competition or solicitation of customers, or any other similar restrictive agreement or covenant, with any Person other than GC.

(d) (i) GC has the right to use the Website Software, all trade secrets, customer lists, database content, graphics, logos, illustrations, and the like used on each of the GC websites, programming processes, software and other information required for its services or its business as presently conducted or contemplated; (ii) GC has taken all reasonable measures to protect and preserve the security and confidentiality of its trade secrets and other confidential information; (iii) all employees and consultants of GC involved in the design, review, evaluation, development, implementation or support of services or products of GC or the creation or development of any Listed Intellectual Property Rights have executed nondisclosure and assignment of inventions agreements to protect the confidentiality of GC’s trade secrets and other confidential information and to vest in GC, all trade secrets and other confidential information of GC are not part of the public domain or knowledge, nor, to the knowledge of GC, have they been misappropriated by any Person having an obligation to maintain such trade secrets or other confidential information in confidence for GC; and (v) to the knowledge of GC, no employee or consultant of GC has used any trade secrets or other confidential information of any other Person in the course of their work for the GC.

12

(f) GC’s use, license, sublicense and sale of any User Data (as defined below) collected from users of any website of GC has complied with the GC’s published privacy policy in effect at the time such User Data was collected (collectively, the “Privacy Policies”) and all applicable laws that relate to or govern the compilation, use and transfer of User Data. For purposes hereof, (1) “User Data” means: (w) all data related to impression and click-through activity of users, including user identification and associated activities at a website and all other data associated with a user’s behavior on the Internet, (x) all data that contains a Personal Element, (y) known, assumed or inferred information or attributes about a user or identifier, and (z) all derivatives and aggregations of (w), (x) and (y), including user profiles; (2) “Personal Element” means a natural person’s full name (or last name if associated with an address), telephone number, email address, Unique Identifying Number, photograph, or any other information, alone or in combination, that allows the identification of a natural Person; and (3) “Unique Identifying Number” means an identifier uniquely associated with a Person such as a social security number, driver’s license number, passport number or customer number, but excluding an identifier which is randomly or otherwise assigned so that it cannot reasonably be used to identify the Person.

(g) GC has not utilized any open source software in any software utilized by GC and GC has no obligation to publish any of the object code owned by or utilized by GC.

3.11 Corporate Books and Records

GC has furnished or made available to Purchaser or its representatives for their examination true and complete copies of its (a) corporate formation documents of GC and its Subsidiaries, including all amendments thereto, (b) the minute books of GC and its Subsidiaries, and (c) the register books of GC and its Subsidiaries.

3.12 Licenses, Permits, Authorizations, Etc.

GC has received all currently required governmental approvals, authorizations, consents, licenses, orders, registrations and permits of all agencies, whether federal, state, local or foreign, the failure to obtain which would, in the aggregate, have a Material Adverse Effect on GC (“Material Regulatory Consents”). GC has not received any written notification of any failure by it to have obtained any Material Regulatory Consents.

13

3.13 Applicable Laws

GC to the best of its knowledge has complied, and is in compliance with, all applicable laws, rules, regulations, ordinances, decrees and orders applicable to the operation of its business, to its employees, or to the Personal Property, the failure to comply with which would, in the aggregate, have a Material Adverse Effect on GC, including, without limitation, all such laws, rules, regulations, ordinances, decrees and orders relating to antitrust, consumer protection, currency exchange, environmental protection, equal opportunity, health, occupational safety, pension, securities and trading-with-the-enemy matters. GC has not received any notification of any asserted present or past unremedied failure by GC to comply with any of such laws, rules, regulations, ordinances, decrees or orders.

3.14 Insurance

As of the Closing, GC will maintain such policies of insurance, as are appropriate to GC’s US and Canadian operations, property, and assets, in such amounts and against such risks as are customarily carried and insured against by owners of comparable businesses, properties and assets. All such policies of insurance are, as of the Closing, in full force and effect. GC is not in default, as to the payment of premiums or otherwise, under the terms of any such policy. No coverage provided in such policies of insurance shall be diminished, lost or otherwise adversely affected as a result of the transactions contemplated in this Agreement.

3.15 Insider Interests

GC represents and warrants, and each Principal GC Stockholder represents and warrants to such Principal Stockholder’s knowledge, that except as set forth in Section 3.26 of the GC Disclosure Schedule that neither the Principal Stockholder nor any officer of GC has any interest (other than as a stockholder of GC) (a) in any property, real or personal, tangible or intangible, used in or directly pertaining to the business of GC, including, without limitation, inventions, patents, trademarks or trade names, or (b) in any agreement, contract, arrangement or obligation relating to GC, its present or prospective business or its operations, except for an Employment Agreement, if any, to be entered into between any of the Principal Stockholders with Purchaser at the Closing.

3.16 Domain Names

Schedule 3.16 of the GC Disclosure Schedule sets forth all Internet domain names registered to GC and its Subsidiaries, whether or not such domain names are currently in use. GC has no knowledge of any third party regarding ownership of any such domain names or the alleged infringement of any rights of any such parties by GC’s ownership of such domain names. There are not threatened or on going disputes over any domain name owned by GC or its Subsidiaries

14

3.17 Accuracy of Web Site Content

The information contained on GC’s Web sites regarding GC, its employees, business and products is accurate in all material respects, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made not misleading.

3.18 Full Disclosure

The information furnished to Purchaser by GC or the Principal GC Stockholders in this Agreement is true, correct and complete in all material respects. No representation or warranty of the GC or the Principal GC Stockholders contained in this Agreement and no statement or disclosure made by or on behalf of GC or the Principal GC Stockholders to the Purchaser pursuant to this Agreement or the Operative Documents contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances in which they were made.

ARTICLE IV- REPRESENTATIONS AND

WARRANTIES OF PURCHASER

As of the date of this Agreement and as of the Closing, subject to the exceptions and qualifications specifically set forth or disclosed in writing in the disclosure schedule delivered by Purchaser (the “Purchaser Disclosure Schedule”) and which is arranged according to the numbered and lettered paragraphs of this Article IV, Purchaser represents and warrants to GC and the Principal GC Stockholders as follows:

4.1 Organization, Good Standing

Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the States of Delaware, and has all requisite corporate power and authority to own, operate and lease their properties and assets and to carry on their businesses as now conducted.

4.2 Authority

Purchaser has full corporate power and authority to execute, deliver and perform this Agreement and the Operative Documents to which either is a Party and to carry out the transactions contemplated hereby and thereby. This Agreement has been, and each Operative Document to which Purchaser is a Party will be, on the Closing Date, duly executed and delivered by Purchaser, and this Agreement is, and each Operative Document to which Purchaser is a Party will be, on the Closing Date, a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject as to enforceability, to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws of general applicability affecting the rights of creditors and to general principles of equity.

15

4.3 No Approvals or Notices Required; No Conflicts

The execution, delivery and performance of this Agreement and the Operative Documents by Purchaser, the issuance of the Purchaser Common Stock to the Stockholders and the consummation of the transactions contemplated hereby and by the Operative Documents will not (a) constitute a violation (with or without the giving of notice or lapse of time, or both) of any provision of law or any judgment, decree, order, regulation or rule of any court or other governmental authority applicable to Purchaser, (b) require any consent, approval or authorization of, or declaration, filing or registration with, any Person, (c) result in a default (with or without the giving of notice or lapse of time, or both) under, acceleration or termination of, or the creation in any Party of the right to accelerate, terminate, modify or cancel, any agreement, lease, note or other restriction, encumbrance, obligation or liability to which Purchaser is a Party or by which either is bound or to which any of their assets are subject, (d) result in the creation of any material lien or encumbrance upon the assets of Purchaser or the Purchaser Common Stock delivered as the Purchase Price, or (e) conflict with or result in a breach of or constitute a default under any provision of the charter documents of Purchaser. No consent, approval, order, authorization or registration qualification, designation, license, license, declarations or filing with any state of federal governmental authority or any other Person is required on the part of Purchaser in connection with the execution and delivery of this Agreement, the issuance of the Purchaser Common Stock as the Purchase Price or the consummation of the transactions contemplated herein.

4.4 Subsidiaries. The Purchaser does not own, directly or indirectly, any equity or other ownership interest in any corporation, partnership, joint venture or other entity or enterprise.

4.5 Organizational Documents and Authorized Capital

(a) The Purchaser has delivered or made available to GC a true and correct copy of the Certificate of Incorporation and Bylaws of the Purchaser and any other organizational documents of the Purchaser, each as amended, and each such instrument is in full force and effect (the “Purchaser Organizational Documents”). The authorized capital stock of Purchaser consists (a) 100,000,000 shares of Class A common stock, $0.0001 par value which has all been liquidated and cancelled; (b) shares of Class B common stock, 2,156,250 of which is currently outstanding; and (c) 1,000,000 shares of preferred stock, $0.0001par value (“Purchaser Preferred Stock”).

(b) As of the date hereof, there are no shares of Purchaser Preferred Stock issued and outstanding and at the Closing.

16

(c) Except in connection with any related financing, as defined below, there are no additional outstanding subscriptions, options, including by way of employee or similar options, calls, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement and also including any rights plan or other anti-takeover agreement, obligating Purchaser to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of Purchaser Preferred Stock or Purchaser Common stock or obligating Purchaser to grant, extend or enter into any agreement or commitment except for as otherwise herein.

(d) All outstanding shares of the capital stock of the Purchaser are, and all such shares that may be issued prior to the Closing Date will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any prevision of the laws of the jurisdiction of the Purchaser’s organization, the Purchaser Organizational Documents or any Contract to which the Purchaser is a Party or otherwise bound.

4.6. Taxes

Purchaser has (a) duly and timely filed, with the US Internal Revenue Service and other appropriate federal and state governmental agencies all tax returns, information returns and reports for all Taxes required to have been filed with respect to Purchaser and (b) paid in full or provided for all Taxes, interest and other governmental charges which are shown to be due on such returns or reports. “Taxes” shall mean all taxes, charges, fees, levies or other assessments, including, but not limited to, income, excise, gross receipts, property, sales, use, ad valorem, transfer, franchise, profit, license, withholding, payroll, employment, severance, stamp, occupation, windfall profit, social security and unemployment or other taxes imposed by the United States or any agency or instrumentality thereof, any state, county, local or foreign government, or any agency or instrumentality thereof, and any interest or fines, and any and all penalties or additions relating to such taxes, charges, fees, levies or other assessments.

4.8 Contracts

As of the Closing, except for this Agreement and, the Purchaser will not be a Party to any Contracts, except as set forth on Schedule 4.8.

4.9 Litigation; Claims and Legal Proceedings

Purchaser is not a Party to or the subject of any pending litigation, claims, decrees, orders, stipulations or governmental investigation, and there is no basis for any material claim, action, suit, arbitration, proceeding or investigation by any Person against the Purchaser There are no outstanding or unsatisfied judgments, orders, decrees or stipulations to which Purchaser.

17

4.15 Applicable Laws

Purchaser to the best of its knowledge has complied, and is in compliance with, all applicable laws, rules, regulations, ordinances, decrees and orders applicable to the operation of its business. Purchaser has not received any notification of any asserted present or past unremedied failure by Purchaser to comply with any of such laws, rules, regulations, ordinances, decrees or orders.

4.16 Insurance

Purchaser does not maintain any insurance policies with respect to any of its assets or otherwise.

4.17 SEC Filings

(a) The Purchaser has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC, pursuant to the Exchange Act (the “SEC Reports”).

(b) As of their respective dates, the SEC Reports and any registration statements filed by the Purchaser under the Securities Act (the “Registration Statements”) complied in all material respects with the requirements of the Exchange Act and the Securities Act, as applicable, and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports or Registration Statements, when filed, contained any untrue statement of a material fact or emitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, net misleading.

4.18 Liabilities. As of the Closing, the Purchaser will have not Liabilities or contractual obligations.

ARTICLE V - CONDITIONS PRECEDENT TO OBLIGATIONS

OF PURCHASER

The obligations of Purchaser to consummate the Transaction hereunder shall be subject to the satisfaction of the following conditions on or prior to the Closing Date, which condition may be expressly waived in writing by Purchaser.

5.1 Accuracy of Representations and Warranties

The representations and warranties of GC and the Principal GC Stockholders contained herein (including applicable Exhibits or Schedules) and in the Operative Documents shall have been true in all material respects when made and shall be true in all material respects as of the Closing Date as though made on that date, except as affected by transactions contemplated hereby and except to the extent that such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true as of the specified date.

18

5.2 Performance of Agreement

GC and the Principal GC Stockholders shall have performed all obligations and agreements and complied in all material respects with all covenants and conditions contained in this Agreement or any Operative Document to be performed and complied with by them at or prior to the Closing Date.

5.3 Stockholders Approval

The GC stockholders shall have executed a valid consent approving this Agreement and the transactions contemplated hereby in accordance with the applicable provisions of Canadian Law concerning stockholder consents in lieu of stockholder meetings.

5.4 Consents to Transaction

GC shall have received written consents from each of the parties (other than GC) to those agreements, leases, notes or other documents requiring such consents, which consents shall in all respects be satisfactory to Purchaser in its sole and absolute discretion

5.5 Officers’ Certificate

GC shall have delivered to Purchaser a certificate of its President, dated the Closing Date, stating that the representations and warranties of GC contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made anew on and as of the Closing Date.

5.6 Stockholders’ Certificates

Each Principal GC Stockholder shall have delivered Purchaser a certificate, dated the Closing Date, stating that the representations and warranties of such Principal GC Stockholder contained in this Agreement are true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made anew on and as of the Closing Date.

5.7 Material Change

From January 1, 2023 through the Closing Date, GC shall not have suffered any Material Adverse Effect.

5.8 Stockholder Releases/Investment Letter

Each Principal GC Stockholder shall have delivered to Purchaser (x) an instrument dated the Closing Date releasing GC from any and all (i) claims prior to the Closing Date of such Principal GC Stockholder against GC from and (ii) obligations prior to the Closing Date of GC to such Principal GC Stockholder, except for obligations arising under this Agreement or the transactions contemplated hereby and (y) an Investment Letter containing Seller’s representations related to the availability of an exemption under Regulation S promulgate under the Securities Act of 1933, as amended and receipt.

19

5.9 Termination of Stockholder Agreements

All stockholder agreements and other agreements related to the GC Shares have been terminated.

ARTICLE VI - CONDITIONS PRECEDENT TO OBLIGATIONS

OF GC AND THE PRINCIPAL GC STOCKHOLDERS

The obligations of GC and the Principal GC Stockholders to consummate the Transaction hereunder shall be subject to the satisfaction of the following conditions on or prior to the Closing Date, which conditions may be expressly waived in writing by on behalf of GC, by the President of GC and by the Principal GC Stockholders who collectively hold at least 75% of the Principal Stockholders stock held by the Principal GC Stockholders

6.1 Accuracy of Representations and Warranties

The representations and warranties of Purchaser contained herein and in the Operative Documents shall have been true in all material respects when made and shall be true in all material respects as of the Closing Date as though made on that date, except as affected by transactions contemplated hereby and except and to the extent that such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true in all material respects as of the specified date.

6.2 Performance of Agreement

Purchaser shall have performed all obligations and agreements and complied with in all material respects all covenants and conditions contained in this Agreement or any Operative Document to be performed and complied with by them at or prior to the Closing Date.

6.4 Officers’ Certificate

Purchaser shall have delivered to GC a certificate, dated the Closing Date, stating that the representations and warranties of Purchaser contained in this Agreement shall be true and correct on and as of the Closing Date as though such representations and warranties were made anew on and as of the Closing Date.

20

6.5 Resignations

GC shall have received resignations effective as of the Closing of all of the directors and officers of Purchaser.

ARTICLE VII - CONDITIONS PRECEDENT TO

OBLIGATIONS OF ALL PARTIES

The obligations of all parties to perform and observe the covenants, agreements and conditions hereof to be performed and observed by them at or prior to the Closing Date shall be subject to the satisfaction of the following conditions on or prior to the Closing Date, which conditions may be expressly waived in writing by Purchaser, GC and the Principal GC Stockholders who collectively hold at least 75% of the Principal GC Stockholders stock held by the Principal GC Stockholders.

7.1 Legal Proceedings

No order of any court or administrative agency shall be in effect which enjoins, restrains, conditions or prohibits consummation of this Agreement or any Operative Document, and no litigation, investigation or administrative proceeding shall be pending or threatened which would enjoin, restrain, condition or prevent consummation of this Agreement or any Operative Document.

7.2 Approvals and Consents

Except as set forth in Schedule 7.2, all transfers of permits or licenses, all approvals, applications or notices to public agencies, federal, state, local or foreign, the granting or delivery of which is necessary for the consummation of the transactions contemplated hereby or for the continued operation of GC, shall have been obtained, and all waiting periods specified by law shall have passed. All other consents, approvals and notices referred to in this Agreement shall have been obtained or delivered.

7.3 Completion of GC Disclosure Schedule.

The GC Disclosure Schedule shall have been completed to the mutual satisfaction of the parties.

ARTICLE VIII – COVENANTS

8.1 Conduct of Business by Purchaser

At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to the terms hereof or the Closing, Purchaser shall not take any actions which are inconsistent with the representations made by Purchaser in Article 4 hereof.

21

8.2 Access and Information

Subject to each Party’s compliance with Section 8.9 hereof, GC and Purchaser shall afford each other and their respective accountants, counsel and other representatives full access during normal business hours throughout the period prior to the Closing to all of their respective properties, books, contracts, commitments and records (including, but not limited to, tax returns), and, during such period, each shall furnish promptly to the other all information concerning the other’s business, properties and personnel as each may reasonably request; provided, however, that no investigation pursuant to this Section 8.2 shall affect any representations or warranties made herein or the conditions to the obligations of Purchaser of GC and the GC Stockholders to consummate this Agreement.

8.3 Advice of Claims

From the date of this Agreement to and including the Closing Date, each Party hereto shall promptly advise all other parties hereto in writing of the commencement or threat of any claims, litigation or proceedings against or affecting any Party hereto, of which such Party has knowledge.

8.4 Cooperation

Each Party hereto will make commercially reasonable efforts to cooperate with the other parties, their counsel and accountants in connection with any steps required to be taken as part of its obligations under this Agreement. Each Party will use its best efforts to cause all conditions to this Agreement to be satisfied as promptly as possible and to obtain all consents and approvals necessary for the due and punctual performance of this Agreement and for the satisfaction of the conditions hereof. No Party will undertake any course of action inconsistent with this Agreement or which would make any representations, warranties or agreements made by such Party in this Agreement or any of the Operative Documents untrue or any conditions precedent to this Agreement unable to be satisfied at or prior to the Closing.

8.6 Information in Disclosure Documents

Each Party covenants that, other than with respect to information furnished by the other Parties for use therein, none of the information to be included in the materials to be furnished to the Principal GC Stockholders by or on behalf of the Purchaser’s Board of Directors or management of the parties to this agreement in connection with the approval of this Agreement by the Stockholders, or other parties hereto will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which such statements were made, not misleading.

22

8.9 Confidentiality

In connection with the transactions contemplated herein, Purchaser and GC are furnishing each other and the Principal GC Stockholders with certain information, which is either nonpublic, confidential or proprietary in nature. All such information furnished by one Party to the other or its representatives is hereinafter referred to as the “Confidential Information”. As used in this Agreement, the “representatives” of any Party shall mean such Party’s officers, employees, agents or other representatives, including, without limitation, attorneys, accountants, consultants and financial advisors. In consideration of each Party’s being furnished with the Confidential Information of the other, each Party agrees that:

(a) The Confidential Information will be kept confidential and except as required by law will not, without the prior written consent of the Party supplying the information, be disclosed by the receiving Party or its representatives in any manner whatsoever, in whole or in part, and will not be used by the receiving Party or its representatives directly or indirectly for any purpose other than evaluating and facilitating the transactions contemplated herein; provided, however, that upon the execution of this Agreement by Purchaser, the Principal GC Stockholders and GC, Purchaser and its representatives will be free to use the Confidential Information to the extent required by law in any subsequent filings with federal or state authorities relating to the transactions contemplated herein. Each Party agrees to transmit the Confidential Information only to those of its representatives who need to know the Confidential Information for the purpose of advising it regarding any of the purposes for which it is permitted to use the Confidential Information under the terms of this Agreement, who are informed by the Party supplying such information of the confidential nature of the Confidential Information and who are directed by such Party to comply with the terms of this Agreement. Each Party will be responsible for any material breach of this Agreement by its representatives.

(b) Without the prior written consent of the other parties to this Agreement, no Party or any of its representatives will disclose to any other person the fact that the Confidential Information has been made available, or any of the terms, conditions or other facts with respect to the transactions contemplated herein, including the status thereof, except as required by law or permitted under the terms of this Agreement.

(c) In the event the parties do not proceed with the transactions contemplated herein, the Confidential Information and all copies thereof will be destroyed or returned promptly without retaining any copies thereof. Analyses, notes, studies or other documents prepared by any Party or its representatives for the purpose of assisting it in connection with the transactions contemplated herein will be held by the receiving Party and kept confidential and subject to the terms of this Agreement or, at the election of the other Party, destroyed.

23

(d) This Section 8.9 shall be inoperative as to such portions of the Confidential Information which (i) are or become generally available to the public other than as a result of a disclosure by the receiving Party or its representatives which is not required by law; (ii) become available to the receiving Party from a source with no obligation of confidentiality to the other Party; (iii) describe technology independently developed by the receiving Party; or (iv) were known to the receiving Party on a non-confidential basis prior to its disclosure to the receiving Party by the supplying Party or one of its representatives.

(e) In the event that a receiving Party or any of its representatives is requested or becomes legally compelled (by written or oral interrogatories, subpoena, civil or criminal investigative demand or similar process) to disclose any of the Confidential Information for purposes not permitted by this Agreement, the receiving Party will provide the supplying Party with prompt written notice so that the supplying Party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In the event that such protective order or other remedy is not obtained, or that the supplying Party waives compliance with the provisions of this Agreement, the receiving Party will furnish only that portion of the Confidential Information which is legally required, and will exercise good faith efforts to obtain reliable assurance that confidential treatment will be accorded the Confidential Information.

(f) Each Party agrees that the other parties shall be entitled to equitable relief, including injunction and specific performance, in the event of any breach of the provisions of clause (a), (b), (c) or (e) of this Section 8.9. Such remedies shall not be deemed to be the exclusive remedies for a breach of this Section 8.9 by any Party or its representatives but shall be in addition to all other remedies available at law or equity.

(g) It is further understood and agreed that no failure or delay by any Party in exercising any right, power or privilege under this Section 8.7 shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise of such any right, power or privilege hereunder.

8.10 Certain Provisions Related to Consents

GC shall use commercially reasonable efforts prior to and after the Closing to obtain all consents that are required in connection with the transactions contemplated by this Agreement and the other Operative Documents. GC shall cooperate as reasonably necessary or desirable to secure the third party consents, including, without limitation, providing to such third party information, including financial information; provided.

8.11 Further Acts

After the Closing Date, each Party hereto, at the request of and without any further cost or expense to the other parties, will take any further actions necessary or desirable to carry out the purposes of this Agreement or any Operative Document, to maintain for Purchaser full title to all properties, assets and rights of GC and to effect the transfer of the GC Majority Shares to Purchaser and to effect the issuance of the Consideration Shares to the Principal GC Stockholders and to consummate any other transaction contemplated herein.

24

8.12 SEC Compliance.

Following the Closing Date, at all times the GC Principal Stockholders shall cause Purchaser to continue to comply with all of the provisions applicable to it of the Exchange Act, unless and until Purchaser has sold all or substantially all of its assets in a transaction requiring the approval of its stockholders or merged with and into another issuer.

8.13 Sarbanes-Oxley Act of 2002.

Purchaser shall prior to and following the Closing shall comply with all of the provisions of the Sarbanes-Oxley Act of 2002.

8.14 Investor Relations.

Purchaser shall appoint a public relations firm and an investor relations firm for a period of three (3) years following the Closing.

ARTICLE IX – DELIVERIES AT CLOSING

9.1 Documents at Closing.

At the Closing, the following documents shall be delivered:

(a) GC shall deliver, or shall cause to be delivered, to Purchaser the following:

(i) a certificate executed by the President and Secretary of GC to the effect that all representations and warranties made by GC under this Agreement are true and correct as of the Closing, the same as though originally given to Purchaser on said date;

(ii) such other instruments, documents and certificates, if any, as are required to be delivered pursuant to the provisions of this Agreement;

(iii) certified copies of resolutions adopted by the directors of GC authorizing this transaction;

(iv) GC audited financials for the years ended March 31, 2021 and 2022;

(iv) all GC Shares owned by the Principal GC Stockholders together with such assignments, stock powers, agreements, tax stamps and other documents required to transfer the ownership of such shares to the Purchaser; and

25

(v) all other items, the delivery of which is a condition precedent to the obligations of Purchaser as set forth herein.

(b) Purchaser will deliver or cause to be delivered to GC:

(i) stock certificates representing the shares of Consideration Shares;

(ii) a certificate of the Chief Financial Officer of Purchaser, to the effect that all representations and warranties of Purchaser made under this Agreement are true and correct as of the Closing, the same as though originally given to GC on said date;

(iii) certified copies of resolutions adopted by Purchaser’s board of directors authorizing the transaction contemplated hereunder and all related matters described herein;

(iv) certificate from the jurisdiction of incorporation of Purchaser dated at or about the Closing Date that Purchaser is in good standing under the laws of said state;

(v) such other instruments and documents as are required to be delivered pursuant to the provisions of this Agreement; and

(vi) resignations of the officers and directors of Purchaser, except that Paul Haber shall remain as a director of the Company..

ARTICLE X - TERMINATION

This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual consent of Purchaser and GC;

(b) by either Purchaser or GC if the other parties shall have substantially and materially breached their agreements hereunder; provided, however, that GC may not terminate this Agreement for a breach by any GC stockholder. Furthermore, this Agreement shall not be terminated (nor shall any other action be taken) for any breach hereunder, unless the Party seeking termination shall have provided to all other parties written notice describing the breach with sufficient specificity to permit cure thereof and the other parties shall have a reasonable opportunity (of not less than 30 days) to cure such breach. In the event of such cure, the cured breach shall be deemed a nullity and no action of any nature arising out of such nullified breach, against the breaching Party shall be permitted; or

(c) by either Purchaser or GC if the Closing has not occurred by February 25, 2023; provided that the Party electing to terminate has used its best efforts to consummate the Closing prior to February 21, 2023.

26

In the event of any termination pursuant to this Article IX (other than pursuant to clause (a) above), written notice setting forth the reasons therefor shall forthwith be given by the terminating Party to the other parties hereto. Such termination shall not prejudice any Party’s right to seek remedies for another Party’s breach of this Agreement. All provisions of this Agreement regarding confidentiality and non-disclosure shall survive the termination of this Agreement.

ARTICLE IX - GENERAL

11.1 Expenses

Each Party shall be responsible for and bear all of their own costs and expenses (including any broker’s or finder’s fees) incurred at any time in connection with pursuing or consummating the Transaction.

11.2 Amendment

Purchaser, GC and Principal GC Stockholders who collectively hold at least 75% of the Principal Stockholders stock held by the Principal GC Stockholders may amend, modify or supplement this Agreement at any time, but only in writing duly executed on behalf of each of the Parties to be bound thereby.

11.3 Indemnification and Survival of Warranties

11.3.1 (a) GC and the Principal GC Stockholders agree to indemnify, Purchaser, its successors and assigns, and current and former officers, directors, affiliates, employees, controlling Persons and agents of the foregoing, and to hold each of them harmless against and in respect of any and all losses, damages, Taxes, penalties or other additions to Taxes, costs and expenses, including attorneys’ and accountants’ fees incurred by any of them by reason of (i) a breach of any of the representations or warranties made by GC or the Principal GC Stockholders in this Agreement or the Operative Documents or (ii) the nonperformance (whether partial or total) of any covenants or agreements made by GC or the Principal Stockholders in this Agreement or the Operative Documents.

(b) Purchaser agrees to indemnify and to hold harmless the GC or the Principal GC Stockholders and his successors, assigns heirs, and legatees against and in respect of all losses, damages, Taxes, penalties or other additions to Taxes, costs and expenses, including attorneys’ and accountants’ fees incurred by any of them by reason of (i) a breach of any of the representations or warranties made by Purchaser in this Agreement or the Operative Documents or (ii) the nonperformance (whether partial or total) of any covenants or agreements made by Purchaser in this Agreement or the Operative Documents. The representations and warranties of Purchaser contained in this Agreement shall not survive the Closing.

27

11.3.2 If any Person entitled to indemnification pursuant to Section 10.3.1 hereof (an “Indemnitee”) is threatened in writing with any claim, or any claim is presented in writing to, or any action or proceeding is formally commenced against, any of the Indemnitees which may give rise to the right of indemnification hereunder, the Indemnitee will promptly give written notice thereof to each indemnifying Party; provided, however, that any delay by an Indemnitee in so notifying the indemnifying Party shall not relieve the indemnifying Party of any liability to any of the Indemnitees hereunder except to the extent that the indemnifying Party shall have been actually prejudiced as a result of such failure.

11.3.3 The indemnifying Party or parties, by delivery of written notice to an Indemnitee within 30 days of notice of claim to indemnity from an Indemnitee, may elect to assume the defense of such claim, action or proceeding at the expense of the indemnifying Party; provided, however, that (a) unless such written notice shall be accompanied by a written agreement of each indemnifying Party acknowledging the liability of the indemnifying parties to the Indemnitees as a result of this Agreement for any indemnified damage which any Indemnitee might incur or suffer as a result of such claim, action or proceeding or the contesting thereof, each indemnifying Party shall be jointly and severally liable for the attorneys’ fees and expenses of the Indemnitee, if any, incurred in connection with defending such claim; (b) counsel undertaking such defense shall be reasonably acceptable to the Indemnitee; (c) the indemnifying parties shall mutually elect to contest such claim, action or proceeding and shall conduct and settle such contest in a joint manner, and if the indemnifying parties shall fail at any time to agree, the Indemnitee shall have no obligation to contest such claim, action or proceeding and (d) if the Indemnitee requests in writing that such claim, action or proceeding not to be contested, then it shall not be contested but shall not be covered by the indemnities provided herein. The indemnifying parties may settle an indemnifiable matter after delivering a written description of the proposed settlement to and receiving consent from the Indemnitee. In the event the Indemnitee unreasonably declines to consent to such settlement, then the Indemnitee shall have no right to indemnification beyond the amount of the proposed settlement. In the event the indemnifying parties jointly elect to contest an indemnifiable matter, Purchaser and the GC or the Principal GC Stockholders shall permit each other reasonable access, subject to the provisions of Section 7.9 hereof, to their respective books and records and shall otherwise cooperate in connection with such claim. If the indemnifying parties do not jointly elect to contest an indemnifiable matter, they shall cooperate with the Indemnitee to the extent any of them has knowledge of facts or circumstances relating to such matter, and the Indemnitee shall have the exclusive right to prosecute, defend, compromise, settle or pay any claim, but the Indemnitee shall not be obligated to do so; provided, however, that, should the Indemnitee elect not to exercise its right exclusively to prosecute, defend, compromise, settle or pay such claim, any indemnifying Party may elect to do so at its sole expense.

11.3.4 The representations and warranties of GC and the Principal GC Stockholders and Purchaser contained in this Agreement shall survive the Closing for a period of one (1) year from the Closing Date, after which they will expire along with any rights to indemnification under this Section 11.3.

28

11.3.5 Indemnity obligations hereunder of GC and the Principal GC Stockholders shall be limited in that the same shall be satisfied solely by offsetting any amounts due from the Principal GC Stockholders against shares of Purchaser Common Stock which are issuable to the Principal GC Stockholders pursuant to Section 1.3 above, such shares to be valued at the time that any such payment is to be made.

11.4 Counterparts

This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.5 Headings

The headings preceding the text of Articles and Sections of this Agreement are for convenience only and shall not be deemed parts thereof

11.6 Applicable Law

This Agreement, including all matters of construction, validity and performance, shall be governed by and construed and enforced in accordance with the laws of the state of New York, as applied to contracts executed and to be fully performed in such state by citizens of such state.

11.7 Parties in Interest; Assignment

All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties hereto, whether herein so expressed or not, but neither this Agreement nor any of the rights, interests or obligations hereunder of any Party hereto shall be assigned without the prior written consent of the other parties; provided that (a) any Principal GC Stockholders shall be permitted to assign its consideration payable hereunder to any third Party and (b) any Principal GC Stockholders which is a corporation may assign its rights and obligations under this Agreement to the principal stockholder of such corporation, or to the principal stockholder of the parent corporation of such stockholder. This Agreement is not intended, nor shall it be construed, to confer any enforceable rights on any Person not a Party hereto.

11.8 Notices

Any notice or demand desired or required to be given hereunder shall be in writing given by personal delivery or certified or registered mail, reputable overnight courier service, telegram or confirmed facsimile transmission, addressed as respectively set forth below or to such other address as any Party shall have previously designated by such a notice, The effective date of any notice or request shall be three days from the date it is mailed by the addressor, upon delivery of the courier package if it is sent by courier, upon delivery to a telegraph company properly addressed with charges prepaid, upon confirmation of a successful facsimile transmission, or in any event upon personal delivery.

29

Notices to Purchaser, GC and the Principal GC Stockholders shall be sent as follows:

To: GC and the Principal GC Stockholders

with copies to:

Cyruli Shanks & Zizmor, LLP

420 Lexington Avenue

Suite 2320

New York, NY 10170

Attn: Paul Goodman, Esq.

To Purchaser:

Parsec Capital Acquisitions Corp.

320 W Main Street

Lewisville, TX 75057

with copies to:

Sichenzia Ross Ferrence LLP

1185 Avenue of Americas, 31st Floor

New York, NY 10036

11.9 Public Announcements and Filing of Form 8-K

Except as required by law, Purchaser shall not make any public announcements regarding the transaction contemplated herein without the consent of GC, which consent shall not be unreasonably withheld. Any press release or other public disclosure, and any Form 8-K report prepared for filing by Purchaser, shall be reviewed and commented on by GC prior to its publication, such review and comment by GC to be completed within one (1) business day. In the event that comments by GC are not received by Purchaser within one (1) business day GC shall have be deemed to have approved such Form 8-K report.

IN WITNESS WHEREOF, the parties hereto have entered into and signed this Agreement as of the date and year first above written.

(** Signature Pages to Follow **)

30

(** SIGNATURE PAGE **)

Parsec Capital Acquisition Corp.

/s/ Paul Haber
By:	Paul Haber
Title:	CFO and Director

Enteractive Media, Inc.

/s/ Kelly Kellner
By:	Kelly Kellner
Title	President and CEO

31

(**Enteractive Media Stockholder Signature Page **)

Stockholder

Number of Shares of Common Stock Owned: 9,000,000	Penfold Capital Markets, LP

/s/ Jessica Miller

Number of Shares of Common Stock Owned: 5,678,500	Serious Moonlight Capital, LP

/s/ Raphael Verdugo

Number of Shares of Common Stock Owned: 8,376,000	Hunter Beachwood Investments

/s/ Paul R. Nash

Number of Shares of Common Stock Owned: 4,000,000	Terry Debono

/s/ Terry Debono

Number of Shares of Common Stock Owned: 6,975,000	1992689 Alberta, Inc.

/s/ Lynne Kellner

32